Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

Great Neck, New York - March 11, 2008 - One Liberty Properties, Inc. (NYSE: OLP) today announced its results of operations for the quarter and year ended December 31, 2007.

Quarter and Year Ended December 31, 2007 Highlights

•
Rental income increased by 4.8% to $9 million for the quarter ended December 31, 2007 from $8.6 million for the quarter ended December 31, 2006. Rental income for the year ended December 31, 2007 increased by 14.8% to $36.8 million from $32 million for the year ended December 31, 2006.

•
Funds from operations (“FFO”) was $4.5 million, or $.44 per share, for the quarter ended December 31, 2007 compared to a loss of $840,000, or a loss of $.08 per share, for the quarter ended December 31, 2006. FFO for the year ended December 31, 2007 was $18.6 million, or $1.85 per share, compared to $13.7 million, or $1.38 per share, for the year ended December 31, 2006. See below for reconciliation of FFO information with GAAP financial information.

•	At December 31, 2007, as well as at December 31, 2006, properties owned by One Liberty were 100% occupied, and properties owned by One Liberty’s joint ventures were 98.9% occupied.

Discussion of Operating Results

For the quarter ended December 31, 2007, One Liberty reported rental income of $9 million, and net income of $2.3 million, or $.23 per diluted share. Net income for the quarter ended December 31, 2007 gives effect to earnings of unconsolidated joint ventures of $215,000 ($.02 per diluted share) and income from discontinued operations of $508,000 ($.05 per diluted share). This compares with rental income of $8.6 million, net income of $24.4 million and net income per share on a diluted basis of $2.46. Net income for the quarter ended December 31, 2006 gives effect to the company’s loss in earnings of unconsolidated joint ventures of $5.2 million (a loss of $.52 per diluted share), a gain on the sale of eight movie theater properties by its unconsolidated joint ventures of $23.6 million ($2.37 per diluted share) and income from discontinued operations of $3.9 million ($.40 per diluted share) primarily from the sale of a company owned movie theater property.

For the year ended December 31, 2007, One Liberty reported rental income of $36.8 million and net income of $10.6 million, or $1.05 per diluted share. Net income for 2007 gives effect to earnings of unconsolidated joint ventures of $648,000 ($.06 per diluted share) and income from discontinued operations of $1.6 million ($.16 per diluted share). For the year ended December 31, 2006, One Liberty reported rental income of $32 million and net income of $36.4 million, or $3.67 per diluted share. Net income for 2006 gives effect to the company’s loss in earnings of unconsolidated joint ventures of $3.3 million (a loss of $.33 per diluted share), a gain on the sale of nine movie theater properties by its unconsolidated joint ventures of $26.9 million ($2.71 per diluted share) and income from discontinued operations of $5.6 million ($.57 per diluted share), which includes $3.7 million ($.37 per diluted share) from the sale of a company owned movie theater property.

FFO for the quarter ended December 31, 2007 was $4.5 million, or $.44 per share on a diluted basis, as compared to a loss of $840,000, or a loss of $.08 per diluted share, for the quarter ended December 31, 2006. FFO for the year ended December 31, 2007 was $18.6 million, or $1.85 per share on a diluted basis, as compared to $13.7 million, or $1.38 per share on a diluted basis, for the year ended December 31, 2006. FFO, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation in unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts net gain on sale of real estate and gain on sale of real estate related to unconsolidated joint ventures. In accordance with the NAREIT definition, FFO for the year ended December 31, 2007, deducts $583,000, representing the company’s share of the gain recognized by its unconsolidated joint venture on the sale of one property. FFO for the quarter and year ended December 31, 2006 deducts $23.6. million ($2.37 per diluted share), and $26.9 million ($2.71 per diluted share), respectively, representing the Company’s share of the gain recognized by its unconsolidated joint ventures relating to the sale of the eight and nine movie theater properties, respectively. FFO for 2006 was negatively impacted in the quarter and year ended December 31, 2006 by mortgage prepayment premiums of $4.9 million ($.49 per diluted share), and $5.3 million ($.53 per diluted share), respectively, paid in connection with the sales of the movie theater properties by unconsolidated joint ventures. For accounting purposes, the mortgage prepayment premiums were considered interest expense on the books of the joint ventures and were not netted against the gain recognized on the sales.

Commenting on the results of operations, Mr. Callan stated that, “the increase in rental income quarter over quarter and year over year was primarily due to our acquisition of 22 properties between April and December 2006.” Although One Liberty did not acquire any properties in 2007, Mr. Callan reported that it has acquired two properties to date in 2008. On the expense side, Mr. Callan noted that operating expenses, which includes general and administrative expenses, increased by 6.9% quarter versus quarter and 16.5% year versus year. The increases were due to an increase in payroll expenses related to full-time personnel, increased amortization of restricted stock awards, and expenses incurred as a result of a change in the method of compensation paid to shared personnel, performing primarily legal and accounting services, and for various other services, including property management, construction supervision and brokerage services, from an allocation pursuant to a shared services agreement and per transaction fee basis, to a fixed, negotiated fee basis under a compensation and services agreement.

Commenting on the changes in stockholders’ equity year over year, Mr. Callan noted that, “the decrease of approximately $9 million was due primarily to the special dividend paid in October, 2008. The special dividend resulted from the extraordinary gains generated in the last half of 2006 from the opportunistic sale by a company joint venture of its portfolio of movie theater properties. We have, over the years, invested in special situations which has had the effect of generating very positive results for us.”

Commenting further, Mr. Callan noted that “One Liberty has a high quality portfolio and a healthy balance sheet with significant liquidity, and is well-positioned to capitalize on acquisition opportunities that are available to us in 2008.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, including information with respect to factors which may improve our future results of operations and future acquisitions, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2007. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516)466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Rental income - Note 1	$8,993	$8,581	$36,805	$32,048

Operating expenses:
Depreciation and amortization	2,029	1,851	8,111	6,760
General and administrative	1,563	1,079	6,430	5,250
Federal excise tax	36	490	91	490
Real estate expenses	106	68	290	268
Leasehold rent	77	77	308	308
Total operating expenses	3,811	3,565	15,230	13,076

Operating income	5,182	5,016	21,575	18,972

Other income and expenses:
Equity in earnings (loss) of unconsolidated
joint ventures	215	(5,200)	648	(3,276)
Gain on dispositions of real estate of
unconsolidated joint ventures	-	23,614	583	26,908
Interest and other income	299	597	1,776	899
Interest:
Expense	(3,711)	(3,370)	(14,931)	(12,524)
Amortization of deferred financing costs	(160)	(152)	(638)	(595)
Gain on sale of option to purchase
property and other	-	-	-	413

Income from continuing operations	1,825	20,505	9,013	30,797

Income from discontinued operations	508	263	1,577	1,968
Net gain on sale of discontinued operations	-	3,660	-	3,660

Income from discontinued operations	508	3,923	1,577	5,628

Net income	$2,333	$24,428	$10,590	$36,425

Net income per common share (basic and diluted):
Income from continuing operations	$.18	$2.06	$.89	$3.10
Income from discontinued operations	.05	.40	.16	.57
Net income per common share	$.23	$2.46	$1.05	$3.67

Funds from operations - Note 2	$4,458	$(840)	$18,645	$13,707

Funds from operations per common share -
diluted - Note 3	$.44	$(.08)	$1.85	$1.38

Weighted average number of
common shares outstanding:
Basic	10,140	9,963	10,069	9,931
Diluted	10,140	9,963	10,069	9,934

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $1,924 and $118 for the year and three months ended December 31, 2007 and $1,950 and $522 for the year and three months ended December 31, 2006, respectively.

Note 2 - Funds from operations is summarized in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$2,333	$24,428	$10,590	$36,425
Add: depreciation of properties	2,029	1,909	8,248	7,091
Add: our share of depreciation in
unconsolidated joint ventures	80	84	329	716
Add: amortization of capitalized leasing
expenses	16	13	61	43
Deduct: net gain on sale of real estate	-	(3,660)	-
(3,660)
Deduct: our share of net gain on sale
in unconsolidated joint venture	-	(23,614)	(583)	(26,908)
Funds from operations (a)	$4,458	$(840)	$18,645	$13,707

Note 3 - Funds from operations per common share is summarized in the following table:

Net income	$.23	$2.46	$1.05	$3.67
Add: depreciation of properties	.20	.19	.82	.71
Add: our share of depreciation in
unconsolidated joint ventures	.01	.01	.03	.08
Add: amortization of capitalized leasing
expenses	-	-	.01	-
Deduct: net gain on sale of real estate	-	(.37)	-	(.37)
Deduct: our share of net gain on sale
in unconsolidated joint venture	-	(2.37)	(.06)	(2.71)
Funds from operations (a)	$.44	$(.08)	$1.85	$1.38

(a)  Net of our share of the mortgage prepayment premium expense incurred in connection with the gain on sale in unconsolidated joint ventures of $5,300, or $.53, and $4,900, or $.49, for the year and three months ended December 31, 2006.

(b)  We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	December 31,
	2007	2006
ASSETS:
Real estate investments, net	$333,990	$341,652
Investment in unconsolidated joint ventures	6,570	7,014
Cash and cash equivalents	25,737	34,013
Restricted cash	7,742	7,409
Property held for sale	10,052	10,189
Unbilled rent receivable	9,893	8,218
Other assets	12,650	13,542
Total assets	$406,634	$422,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$222,035	$227,923
Other liabilities	13,360	13,989
Total liabilities	235,395	241,912

Stockholders’ Equity	171,239	180,125
Total liabilities and stockholders’ equity	$406,634	$422,037